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                                                                    EXHIBIT 23.1


                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


To SeraNova, Inc.:


As independent public accountants, we hereby consent to the use of our report dated March 6, 2000 (except with respect to the first paragraph of Note 13 as to which the date is March 14, 2000, the second and third paragraphs of Note 13 as to which the date is April 10, 2000, the net income (loss) per share disclosure in Note 2 and the fourth and fifth paragraphs in Note 13 as to which the date is May 12, 2000) and to all references to our Firm included in this Registration Statement on Form S-1.



                                        /s/ Arthur Andersen LLP

                                        ARTHUR ANDERSEN LLP


Roseland, New Jersey
May 15, 2000